EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Classover Reports 2024 Financial Results Of Operating Subsidiary and

Projects Up to 308% Revenue Increase in 2025

2024 Revenue Increased 19% Year-over-Year

Company Issues 2025 Revenue Guidance of $10–15 Million, Representing 172%–308% Growth

New York, NY – April 17, 2025 – Classover Holdings, Inc. (the “Company”) (Nasdaq: KIDZ, KIDZW), a leader in live, interactive online learning through its wholly-owned subsidiary Class Over Inc. (“Classover”), today announced Classover’s financial results for the fiscal year ended December 31, 2024.

Highlights

•	Total revenue reached $3.7 million in 2024, representing a 19% increase over the prior year.

•	Gross profit rose 24% year-over-year to $2.1 million

•	Gross margin expanded to 56.0%, up from 53.6% in the prior year

•	Net loss for 2024 was ($843K), compared to ($433K) in the prior year

•	Registered users grew 57.6% to 61,387 as of December 31, 2024

•	Total classes delivered rose 16.5% to 114,135, up from 98,010 in the prior year

•	Active educators increased 28% to 936, up from 731 in the prior year

•	2025 revenue guidance is projected at $10 million to $15 million, reflecting an expected 172% to 308% year-over-year growth, driven by anticipated organic expansion, strategic acquisitions, and new partnership initiatives

Management Commentary

“We are proud of the meaningful progress Classover made across almost every key metric in 2024,” said Stephanie Luo, Chairwoman and Chief Executive Officer of the Company and Founder and CEO of Classover. “We believe the continued growth in our user base and class delivery reflects the strength of our platform and the value we bring to students, families, and educators around the world.”

Classover entered 2025 with strong momentum and built on that momentum with its recent Nasdaq listing, a major milestone that marks the beginning of an exciting new chapter. With a healthy balance sheet, Classover appears well-positioned to pursue strategic growth opportunities.

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Looking ahead, management believes 2025 growth will be driven by three strategic pillars:

1.	Strategic acquisitions or partnerships to broaden global reach and enrich educational content

2.	AI innovation, led by the development and rollout of Classover’s proprietary AI learning agent, built to deliver personalized, adaptive, and scalable educational experiences

3.	Enhanced brand positioning, aimed at boosting visibility and engagement

To accelerate these initiatives, the Company is currently in active discussions regarding potential strategic partnerships and acquisition targets, which are expected to complement its core capabilities and expand its market footprint.

“We are confident in our ability to scale effectively while delivering meaningful impact through technology and innovation,” added Ms. Luo. “With a strong foundation, a clear strategy, and powerful AI capabilities, we are excited for the road ahead.”

About Classover

Founded in 2020 and headquartered in New York, Classover has rapidly emerged as a leader in educational technology, specializing in live online courses for K-12 students worldwide. Offering a diverse curriculum tailored to different learning levels and interests, Classover empowers students through personalized instruction, innovative course design, and cutting-edge AI technology. From creativity-driven programs to competitive test preparation, Classover is dedicated to redefining education through accessible, high-quality learning experiences.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Classover’s current beliefs, expectations and assumptions regarding the future of Classover’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Classover’s control including, but not limited to: the ability of Classover to achieve the anticipated benefits of its recently completed business combination with Battery Future Acquisition Corp. (“BFAC”); Classover's inability to maintain the listing of its securities on Nasdaq following the business combination; Classover's ability to execute its business model, including obtaining market acceptance of its products and services; Classover's financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder; changes in Classover's strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans; Classover's ability to attract and retain a large number of customers; Classover's future capital requirements and sources and uses of cash; Classover's ability to attract and retain key personnel; Classover's expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; changes in applicable laws or regulations; and the possibility that Classover may be adversely affected by other economic, business, and/or competitive factors. These risks and uncertainties also include those risks and uncertainties indicated in the definitive proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Classover Holdings, Inc. in connection with its business combination with BFAC. Classover’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by Classover in this press release is based only on information currently available to Classover and speaks only as of the date on which it is made. Classover undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Class Over IR Team

ir@classover.com

800-345-9588

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